Exhibit 2.1

TENDER OFFER AND MERGER AGREEMENT

Dated as of June 26, 2008

among

NATIONAL PATENT DEVELOPMENT CORPORATION,

NPDV ACQUISITION CORP.

and

FIVE STAR PRODUCTS, INC.

EXHIBITS

Certain Conditions to the Offer	Annex A
Forms of Equity Award Letter Agreement	Annex B

Index of Defined Terms

Affiliate	42
Agreement	1
Balance Sheet Date	2
Bankruptcy and Equity Exception	1
Business Day	42
Certificate of Merger	9
Certificates	11
Closing	9
Code	12
Company	1
Company Acquisition Agreement	31
Company Common Stock	1
Company Charter Documents	7
Company Disclosure Schedule	15
Company Employee Plans	29
Company Material Adverse Effect	15
Company Preferred Stock	16
Company Recommendation	31
Company SEC Documents	19
Company Stock Plans	14
Company Stockholder Approval	17
Company Stockholders Meeting	7
Contract	18
DGCL	1
Dissenting Shares	13
Dissenting Stockholders	13
Effective Time	9
Engagement Letter	25
Exchange Act	2
Expiration Time	2
Fairness Opinion	5
Filed Company SEC Documents	20
Financial Advisor	5
Five Star Note	6
GAAP	42
Governmental Authority	42
HSR Act	42
JL Distributors	6
Knowledge	42
Laws	21
Liens	15
Material Adverse Effect	37
Merger	1
Merger Consideration	10

Offer	1
Offer Documents	4
Offer Price	1
Option	14
Parent	1
Paying Agent	10
Permits	21
Person	42
Proxy Statement	8
Purchase Date	42
Purchaser	1
Representatives	30
Schedule D5-9	5
Schedule TO	4
SEC	3
Securities Act	15
Share	1
Subsidiary	42
Superior Proposal	33
Surviving Corporation	9
Takeover Laws	23
Takeover Proposal	32
Taxes	22
Top-Up Consideration	42
Top-Up Option	42
Top-Up Option Shares	42
Transactions	42
Walk-Away Date	43

TENDER OFFER AND MERGER AGREEMENT

This TENDER OFFER AND MERGER AGREEMENT, dated as of June 26, 2008 (this “Agreement”), is among NATIONAL PATENT DEVELOPMENT CORPORATION, a Delaware corporation (“Parent”), NPDV Acquisition Corp., a Delaware corporation (“Purchaser”), and FIVE STAR PRODUCTS, INC., a Delaware corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company each deems it advisable that Purchaser acquire all of the outstanding shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by (a) Purchaser commencing a tender offer to purchase up to 100% of the shares of Company Common Stock issued and outstanding at the time of the expiration of the tender offer (each, a “Share” and, collectively, the “Shares”) for $0.40 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”), and (b) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Shares (other than certain shares as provided in Section 2.7. Conversion of Securities, hereof) will be converted into the right to receive the Offer Price, subject to any required withholding of Taxes, on the terms and subject to the conditions provided for in this Agreement (the “Merger”);

WHEREAS, each of the respective Boards of Directors of Parent and Purchaser and, based on the recommendation of a special committee of the independent director of the Company (the “Special Committee”), the Board of Directors of the Company, has approved this Agreement, the Offer and the Merger; and

WHEREAS, Parent intends to contribute its Shares (including those obtained through the conversion of the Five Star Note) (together, the “Currently Owned Shares”) to Purchaser prior to the commencement of the Offer;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

The Offer

SECTION 1.1         The Offer.

(a)           Provided that (i) none of the events or circumstances set forth in paragraphs (b)(i) through (b)(vi) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Purchaser) and (ii) the Company shall have complied with its obligations under Section 1.2 Company Actions, hereof, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the Shares (other than the Currently Owned Shares) at the Offer Price as promptly as reasonably practicable after the date hereof.

(b)           Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto, at the time of the expiration of the Offer (as may be extended from time to time in accordance with this Section 1.1, the “Expiration Time”), Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable Law.  The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

(c)           The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction (or waiver by Purchaser) of the conditions set forth in Annex A hereto.

(d)           Purchaser expressly reserves the right to:

(i)           waive any of the conditions set forth in Annex A hereto;

(ii)           increase the price per Share payable in the Offer; and

(iii)           make any other changes in the terms of the Offer;

provided, however, that no change may be made without the prior written consent of the Company which:

(1)           decreases the price per Share payable in the Offer;

(2)           changes the form of consideration to be paid in the Offer;

(3)           reduces the maximum number of Shares sought to be purchased in the Offer;

(4)           imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto; or

(5)           modifies or amends any of the conditions set forth in Annex A hereto or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Expiration Time.

(e)           Notwithstanding the foregoing, Purchaser shall:

(i)           extend the Offer beyond the initial scheduled Expiration Time, which shall be 20 Business Days following the date of commencement of the Offer, or any extension of the Expiration Time, if, at the scheduled Expiration Time, any of the conditions to Purchaser’s obligation to accept for payment and to pay for Shares tendered shall not be satisfied or waived, subject, however, to the parties’ respective rights to terminate this Agreement pursuant to Section 7.1. Termination; and

(ii)           extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer.

(f)           Each extension of the Offer pursuant to paragraph (e)(i) of this Section 1.1 shall not exceed the lesser of five Business Days (or such longer period as the Company and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied.

(g)           If, at the Expiration Time, all of the conditions to the Offer have been satisfied but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with the Currently Owned Shares, constitutes less than 90% of the Shares then outstanding, without the consent of the Company, Purchaser shall (subject to applicable Law) have the right to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 Business Days after Purchaser’s acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Purchaser shall:

(i)           give the required notice of such subsequent offering period; and

(ii)           immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such Expiration Time.

(h)           The Company and Purchaser agree that no Shares held by the Company or any of its Subsidiaries will be tendered to Purchaser pursuant to the Offer.  The Company has caused each of the officers and directors of the Company listed on Section 1.1(h) of the Company Disclosure Schedule to execute and deliver to Parent and Purchaser letter agreements, substantially in the forms attached hereto as Annex B (collectively, the “Equity Award Letter Agreements”), pursuant to which such officers and directors have, among other things, agreed to (i) not exercise outstanding options to purchase Company Common Stock through Closing and (ii) relinquish all rights under existing equity award agreements with the Company.

(i)           As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC:

(i)           a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer; and

(ii)           a Schedule 13E-3.

(j)           The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”).  The Company shall promptly provide Parent with all information concerning the Company that is required to be included in the Offer Documents.  Parent and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws.  Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws.

SECTION 1.2         Company Actions.

(a)           The Company hereby represents and warrants that the Company’s Board of Directors, at a meeting duly called and held, has, based on the recommendation of the Special Committee, unanimously:

(i)           approved and declared advisable the Transactions, including this Agreement, the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof);

(ii)           resolved to recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and, if applicable, adopt this Agreement; and

(iii)           approved the transfer by Parent to Purchaser of the Five Star Note, and the Shares issuable upon the conversion of the Five Star Note, as may be deemed necessary or appropriate, in the sole determination of Parent, to ensure compliance with Section 203 of the DGCL.

(b)           Subject to paragraph (b) of Section 5.2, No Solicitation by the Company, Etc., hereof, the Company shall, through its Board of Directors, recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and, if applicable, adopt this Agreement.

(c)           The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company’s Board of Directors described in subsection (a)(ii) above.

(d)           The Company hereby further represents and warrants that:

(i)           the Company and Special Committee have received the opinion of Burnham Securities Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders in the Offer and the Merger is fair to such holders from a financial point of view (the “Fairness Opinion”); and

(ii)           the Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion, and references thereto and to the Financial Advisor, in the Offer Documents, the Schedule 13E-3, the Schedule 14D-9 and any Proxy Statement, and all amendments thereto, if any, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld or delayed).

(e)           As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC: (i) a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall contain, among other things, the recommendation of the Board of Directors of the Company described in Section 1.2(a), and (ii) a Schedule 13E-3.  The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws.  The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares.  In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

(f)           The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares.  The Company shall furnish Purchaser with such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

(g)           To the extent permissible under applicable Law, the Company will cooperate and assist Purchaser in connection with the conversion into Shares of the convertible Five Star Group, Inc. $2,800,000 unsecured note payable to JL Distributors, Inc. (the “Five Star Note”), a wholly-owned subsidiary of the Parent (“JL Distributors”), as required by Section 1.6, Transfer of Five Star Note to Parent or Purchaser; Conversion of Five Star Note, by promptly:

(i)           obtaining any and all waivers or approvals necessary or appropriate to facilitate the transfer by JL Distributors of the Five Star Note from JL Distributors to Parent or Purchaser and to facilitate JL Distributors, Parent or Purchaser, as holder of the Five Star Note, to effect such conversion;

(ii)           making all reasonable modifications to its credit facilities, if any, as are deemed by the Company, Parent or Purchaser to be necessary or appropriate to effect such conversion;

(iii)           issuing such Shares to the holder of the Five Star Note promptly upon receipt of notice of conversion; and

(iv)           causing its counsel to furnish to the Company’s transfer agent a legal opinion in connection with the issuance of Shares upon the conversion of the Five Star Note in the event that the Company’s transfer agent requires such a legal opinion to issue the certificates representing such Shares.

SECTION 1.3         Top-Up Option.

(a)           The Company hereby grants to Parent and Purchaser an irrevocable option (the “Top-Up Option”) to purchase, for the Offer Price, a number of shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and Purchaser immediately prior to the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares up to a maximum of 6,157,423 Shares.  The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time not more than five Business Days after the Expiration Time; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) the number of Shares owned by Parent and Purchaser immediately prior to the time of exercise of the Top-Up Option constitutes no less than 87.5% of the number of shares of Company Common Stock outstanding immediately prior to the time of exercise of the Top-Up Option, (B) the conversion of the Five Star Note shall have occurred, (C) no provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (D) the issuance of the Top-Up Option Shares will not cause the Company to have more shares of Company Common Stock issued or reserved for issuance than are authorized by the Company’s certificate of incorporation, and (E) Purchaser has accepted for payment all shares of Company Common Stock validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Authorities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b)           The Company shall, as soon as practicable following receipt of notice from Parent or Purchaser as the case may be of their exercise of the Top-Up Option, notify Parent and Purchaser of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. The closing of the purchase of the Top-Up Option Shares will take place at a time and on a date to be specified by Parent or Purchaser, which shall be no later than one Business Day after the exercise of the Top-Up Option, at the offices of Day Pitney LLP, 7 Times Square, Broadway between 41st and 42nd Streets, New York, New York 10036, unless another time, date or place is specified by Parent or Purchaser, Parent or Purchaser, as the case may be, shall pay the Company an amount equal to the Offer Price multiplied by the number of Top-Up Option Shares (the “Top-Up Consideration”), and the Company shall, at Parent’s or Purchaser’s request, cause to be issued to Parent or Purchaser a certificate representing the Top-Up Option Shares.  To the extent permissible under applicable Law, the Top-Up Consideration may be paid by Purchaser or Parent by executing and delivering to the Company a full recourse promissory note having a principal amount equal to the balance of the aggregate cash purchase price for the Top-Up Shares.  Any such promissory note shall bear interest at the rate of interest per annum equal to the rate of interest publicly announced by JPMorgan Chase, in the City of New York, at the time such note is paid as such bank’s prime lending rate, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

SECTION 1.4        Stockholder Meeting.

(a)           As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable Law to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Company’s certificate of incorporation and by-laws (collectively, the “Company Charter Documents ”):

(i)           duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purposes of considering and taking action upon the adoption of this Agreement (the “Company Stockholders Meeting”);

(ii)           in consultation with Parent, prepare and file with the SEC a preliminary proxy or information statement  relating to the terms and conditions of the Merger set forth in this Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) to be mailed to the Company’s stockholders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement shall be made by the Company without consultation with Parent.  Parent shall provide the Company with such information with respect to Parent and its Affiliates as shall be required to be included in the Proxy Statement; and

(iii)           recommend to the stockholders of the Company in the Proxy Statement and otherwise a vote or consent in favor of approval of the Merger and the terms and conditions of the Merger set forth in this Agreement.

(b)           Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer in favor of the adoption of this Agreement.

(c)           Notwithstanding the provisions of Sections 1.4(a) and 1.4(b) above, in the event that Purchaser shall acquire pursuant to the Offer, the exercise, if any, of the Top-Up Option, or otherwise, a number of Shares which together with the Currently Owned Shares constitute in the aggregate at least 90% of the outstanding Shares, the parties hereto shall, subject to Article VI, Conditions to the Merger, hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

SECTION 1.5        Offer Documents; Schedule 13E-3; Schedule 14D-9; Proxy Statement.  Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 13E-3, the Schedule 14D-9 and/or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities laws) dissemination to the Company’s stockholders of such amendment or supplement.

SECTION 1.6         Transfer of Five Star Note to Parent or Purchaser; Conversion of Five Star Note.  Prior to the commencement of the Offer:

(a)           JL Distributors shall transfer the Five Star Note to Parent or Purchaser; and

(b)           Parent or Purchaser shall convert the Five Star Note into Shares.

ARTICLE II

The Merger

SECTION 2.1        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2        Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI, Conditions to the Merger, hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing is held is herein referred to as the “Closing Date”.  The Closing will be held at the offices of Day Pitney LLP, 7 Times Square, Broadway between 41st and 42nd Streets, New York, New York 10036, unless another place is agreed to in writing by the parties hereto.

SECTION 2.3        Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of ownership and merger or other appropriate documents executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.4        Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5        Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 2.6         Directors and Officers of the Surviving Corporation.

(a)           Each of the parties hereto shall take all necessary action to cause the directors of the Company immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)           The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

SECTION 2.7        Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Purchaser or the Company:

(a)           Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Purchaser or another Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Each issued and outstanding Share (other than (i) Shares to be converted into common stock of the Surviving Corporation in accordance with Section 2.7(a) above, (ii) Shares to be canceled in accordance with Section 2.7(b) above, and (iii) any Dissenting Shares), shall be converted into the right to receive an amount of cash equal to the Offer Price payable to the holder thereof upon surrender, in the manner provided in this Agreement, of the certificate formerly representing such Share, without interest (the “Merger Consideration”).  All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.

SECTION 2.8        Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to paragraph (c) of Section 2.7, Conversion of Securities, hereof.  Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iv) money market funds investing solely in a combination of the foregoing, or a combination thereof.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose shares were converted pursuant to Section 2.7, Conversion of Securities, hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.8(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

(e)           Termination of Fund.  At any time following 180 days after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interest of any Person previously entitled thereto, except as set forth in the first sentence of this Section 2.8(e).

(f)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Withholding Taxes.  Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 2.9      Appraisal Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”).  Instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.

(b)           If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.7, Conversion of Securities, hereof without any interest thereon.

(c)           The Company shall give Parent:

(i)           prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal; and

(ii)           the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(d)           The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.8, Exchange of Certificates, to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

SECTION 2.10                    Company Equity Awards.

(a)           The Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any Person, other than Purchaser and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

(b)           The parties acknowledge that consideration is to be made to certain holders (the “Covered Securityholders”) of Company Common Stock and options outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) pursuant to the terms of the Equity Award Letter Agreements. The Parent and Company each represent and warrant that all such amounts payable under the Equity Award Letter Agreements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. In accordance with the safe harbor provision provided by Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto: (i) the Parent represents and warrants that following the commencement of the discussions relating to the transactions contemplated hereby between the Company and the Purchaser began, the compensation committee of its Board of Directors considered and approved the consideration; and (ii) the Company represents and warrants that following the commencement of the discussions relating to the transactions contemplated hereby between the Company and the Purchaser began, the Special Committee was formed to consider and approve the consideration and has considered and approved the consideration.

(c)           Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time.

(d)           For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: (i) The Five Star Products, Inc. 2007 Incentive Stock Plan; and (ii) The Five Star Products, Inc. 1994 Stock Option Plan, as amended.

SECTION 2.11       Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Purchaser that except (a) as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) and (b) as otherwise Known to Parent on the date hereof:

SECTION 3.1        Organization, Standing and Corporate Power.

(a)           Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.

(b)           Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”).   For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to any party, any change, event, occurrence or state of facts which has, or could reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise)  of such party and its Subsidiaries taken as a whole or (ii) such party’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

(c)           All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).  Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person other than any Subsidiary.

SECTION 3.2        Capitalization.

(a)           The authorized capital stock of the Company consists of 30,100,000 shares, consisting of 30,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  At the close of business on June 25, 2008:

(i)           19,826,098 shares of Company Common Stock were issued (of which 16,842,577 shares of Company Common Stock were outstanding and 2,983,521 shares of Company Common Stock were held by the Company in treasury);

(ii)           No shares of Company Preferred Stock were issued or outstanding;

(iii)           2,500,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 975,000 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans); and

(iv)           7,000,000 shares of Company Common Stock were reserved for issuance upon conversion of the Five Star Note.

(b)           All Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)           Included in Section 3.2 of the Company Disclosure Schedule is a correct and complete list, as of June 25, 2008, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, including, without limitation, the Options, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.

(d)           Since January 1, 2008, other than as disclosed in Section 3.2 of the Company Disclosure Schedule, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options and the Five Star Note, in each case, referred to above in this Section 3.2.

(e)           Except (i) as set forth above in this Section 3.2 or set forth in Section 3.2 of the Company Disclosure Schedule or (ii) as otherwise expressly permitted by Section 5.1, Conduct of Business, hereof, as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(f)           None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  Except as set forth in Section 2.10 or Section 3.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3        Authority; Noncontravention; Voting Requirements.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.4, Stockholder Meeting, hereof (to the extent required by the DGCL) (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval (to the extent required by the DGCL), no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           The Company’s Board of Directors, at a meeting duly called and held and acting on the recommendation of the Special Committee, has unanimously:

(i)           approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof);

(ii)           resolved to recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and, to the extent required by the DGCL, adopt this Agreement; and

(iii)           approved the form of and execution of the Equity Award Letter Agreements.

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will:

(i)           conflict with or violate any provision of the Company Charter Documents; or

(ii)           assuming that the authorizations, consents and approvals referred to in Section 3.4, Governmental Approvals, and the Company Stockholder Approval (to the extent required by the DGCL) are obtained and the filings referred to in Section 3.4, Governmental Approvals, are made:

(1)           violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(2)           violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(d)           The affirmative vote (in person or by proxy) of the holders of a majority  of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (to the extent required by the DGCL) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4       Governmental Approvals.  Except for (i) the filing with the SEC of the Schedule 13E-3, the Schedule 14D-9 and, if necessary, a Proxy Statement in definitive form relating to the Company Stockholders Meeting, and amendments thereto, if necessary, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, if any, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.5         Company SEC Documents; Undisclosed Liabilities.

(a)           The Company has filed all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2006 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and to the extent subsequently amended, as amended, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).

(d)           Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(e)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company:

(i)           all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls; and

(ii)           any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(f)           With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct.

(g)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2007 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) incurred after the Balance Sheet Date that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.6       Absence of Certain Changes or Events.  Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.  Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in paragraph (a) of Section 5.1, Conduct of Business, hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.

SECTION 3.7       Legal Proceedings.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries by or before any Governmental Authority, that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8         Compliance With Laws; Permits.

(a)           The Company and its Subsidiaries are (and since January 1, 2008 have been) in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for such non-compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not had and could not reasonably be expected to have Company Material Adverse Effect.

(c)           The Company and its Subsidiaries are (and since January 1, 2008 have been) in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(d)           Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority:

(i)           claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations; or

(ii)           was considering the amendment, termination, revocation or cancellation of any Permit.

(e)           The consummation of any of the Transactions will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

SECTION 3.9         Information Supplied.

(a)           Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.4, Information Supplied, hereof, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b)           The Proxy Statement (if any) will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect.

(c)           The Proxy Statement (if any) and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(d)           Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchaser for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.10                  Tax Matters.

(a)           The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.  All Tax liabilities of the Company and each of its Subsidiaries have been adequately provided for in the consolidated financial statements of the Company in accordance with GAAP consistently applied by the Company.

(b)           For purposes of this Agreement:

(i)            “Taxes” shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A); and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and

(ii)           “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11                       Opinion of Financial Advisor.  The Board of Directors of the Company has received the Fairness Opinion and the Company has delivered to Parent a correct and complete copy of the Fairness Opinion.

SECTION 3.12                       Brokers and Other Advisors.  Except for the Financial Advisor and counsel to the Special Committee, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor (the “Engagement Letter”).

SECTION 3.13                       State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) (collectively, “Takeover Laws”) applicable to the Company is applicable to the Offer, the Merger or the other Transactions.  The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE IV

Representations and Warranties of Parent and Purchaser

Parent and Purchaser jointly and severally represent and warrant to the Company:

SECTION 4.1           Organization.  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.

SECTION 4.2             Authority; Noncontravention.

(a)           Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors and by Parent as sole shareholder of Purchaser and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will:

(i)           conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser; or

(ii)           assuming that the authorizations, consents and approvals referred to in Section 4.3, Government Approvals, hereof are obtained and the filings referred to in Section 4.3, Government Approvals, hereof are made,

(1)           violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or

(2)           violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Purchaser or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to impair in any material respect the ability of Parent or Purchaser to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 4.3       Governmental Approvals.  Except for (i) the filing with the SEC of the Offer Documents, the Schedule 13E-3 and, if necessary, a Proxy Statement in definitive form relating to the Company Stockholders Meeting, and any amendments thereto, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, if any, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Purchaser to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 4.4        Information Supplied.

(a)           Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, Information Supplied, hereof, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(b)           The information supplied by Parent for inclusion in the Proxy Statement (if any) will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect.

(c)           The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(d)           Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.5        Ownership and Operations of Purchaser.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6        Financing. At the expiration of the Offer and at the Effective Time, Purchaser will have available all the funds necessary to consummate the Offer and the Merger in accordance with this Agreement, and to make all other necessary payments of fees and expenses required to be paid by Parent and Purchaser relating to such transactions.

SECTION 4.7        Legal Proceedings. As of the date of this Agreement, (a) neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement or that would impair the ability of Parent or Purchaser to perform its obligations under this Agreement and (b) there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries by or before any Governmental Authority that would impair the ability of Parent or Purchaser to perform its obligations under this Agreement.

SECTION 4.8        Material Non-Public Information. As of the date of this Agreement, Parent is not in possession of any material non-public information regarding the Company not Known to the Special Committee, and Parent hereby agrees to inform the Special Committee as promptly as practicable of any such material non-public information of which Parent becomes aware during the period from the date of this Agreement until the Effective Time.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1         Conduct of Business.

(a)           Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of its Subsidiaries to:

(i)           conduct its business in the ordinary course consistent with past practice;

(ii)           comply in all material respects with all applicable Laws and the requirements of all Material Contracts;

(iii)           use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; and

(iv)           keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

(b)           Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i)           (A)           issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon:

(1)           the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof; and

(2)           the conversion of the Five Star Note into Shares;

(B)           redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests;

(C)           declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent);

(D)           split, combine, subdivide or reclassify any shares of its capital stock; or

(E)           amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement (correct and complete copies of which have been made available to Parent);

(ii)           incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement), other than:

(A)           borrowings by the Company in the ordinary course of business under the Company’s existing credit agreement and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility;

(B)           borrowings by the Company in the ordinary course of business in connection with or pursuant to the extension or modification of its existing line of credit, which will expire at the end of June 2008; and

(C)           borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii)           sell, transfer, lease, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except:

(A)           sales of inventory in the ordinary course of business consistent with past practice;

(B)           pursuant to Contracts in force at the date of this Agreement and listed on Section 5.1(b)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent; or

(C)           dispositions of obsolete or worthless assets;

(iv)           make any capital expenditures, except in the ordinary course of business consistent with past practice;

(v)           make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

(vi)           make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vii)           (A)           enter into, terminate or amend other than in the ordinary course of business consistent with past practice, any Contract that is material to the Company and its Subsidiaries taken as a whole;

(B)           enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area;

(C)           amend or modify the Engagement Letter in any manner financially adverse to Parent determined in Parent’s sole, but reasonable, discretion;

(D)           enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions; or

(E)           release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii)        increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate (together, the “Company Employee Plans”), other than:

(A)           as required pursuant to applicable Law or the terms of agreements in effect on the date of this Agreement set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent); and

(B)           increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(ix)           make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(x)            make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law;

(xi)           amend the Company Charter Documents;

(xii)           adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xiii)         pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv)         settle or compromise any litigation or proceeding material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.8, Fees and Expenses, hereof); or

(xv)          agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause (A) any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect, or (B) any of the conditions to the Merger set forth in this Agreement not being satisfied.

(c)           Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be agreed in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to, take any action or agree, in writing or otherwise, to take any action which would cause (A) any of the representations or warranties of Purchaser set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect, or (B) any of the conditions to the Merger set forth in this Agreement not being satisfied.

SECTION 5.2          No Solicitation by the Company; Etc.

(a)           The Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)           solicit, initiate or encourage the initiation of (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal; or

(ii)           participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, or assist or facilitate, any Takeover Proposal.

(b)           In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly advise Parent, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Parent informed, on a reasonably timely basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)           Subject to the provisions of paragraph (d) of this Section 5.2, neither the Board of Directors of the Company nor the Special Committee thereof shall:

(i)           (A)           withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the recommendation by such Board of Directors that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement (the “Company Recommendation”) or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Offer and the Merger); or

(B)           approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

(ii)           allow, cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (each, a “Company Acquisition Agreement”).

(d)           Notwithstanding the foregoing:

(i)           the Board of Directors of the Company and the Special Committee may withdraw or modify the Company Recommendation, or recommend a Takeover Proposal, if such Board or Special Committee determines in good faith, after reviewing applicable provisions of state law and after consulting with  outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company or Special Committee of its fiduciary duties to the Company’s stockholders under the DGCL; and

(ii)           if the Board of Directors of the Company or Special Committee receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that such Board or Special Committee determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company or Special Committee may, in response to such Superior Proposal and within 48 hours after the expiration of the three Business Day period described below (but in no event later than the Purchase Date), enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only if:

(A)           the Company shall have concurrently with entering into such Company Acquisition Agreement, terminated this Agreement pursuant to subparagraph (c)(i) of Section 7.1, Termination, hereof, which it may only do following the third Business Day after Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company or Special Committee is prepared to enter into a Company Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement; and

(B)           during such three Business Day period, the Company and its representatives shall have negotiated in good faith with Parent and Parent’s representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the transactions contemplated by this Agreement on such adjusted terms and, at the end of such three Business Day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such written notice, the Board of Directors of the Company or Special Committee has again in good faith made the determination referred to above in this clause (ii).

(e)           For purposes of this Agreement:

(i)           “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries and other than the Transactions) relating to any:

(A)           direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of inventory in the ordinary course of business) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable;

(B)           direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company;

(C)           tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company; or

(D)           merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) or any assets of the Company and its Subsidiaries equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable.

(ii)           “Superior Proposal” means a bona fide written offer to acquire, directly or indirectly, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which

(A) is obtained not in breach of this Agreement or any standstill agreement;

(B) is for consideration consisting of cash in an amount equal to or greater than 110% of the Offer Price; and

(C) which is otherwise on terms and conditions which the Board of Directors of the Company or Special Committee determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Offer, the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing  and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(f)           Nothing in this Section 5.2 shall prohibit the Board of Directors of the Company or Special Committee from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or Special Committee take, or agree or resolve to take, any action prohibited by Section 5.2(c).

SECTION 5.3         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including Section 5.3(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

SECTION 5.4        Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.5         Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

(a)           any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent;

(b)           any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions;

(c)           the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect to be untrue and (ii) that is not so qualified to be untrue in any material respect; and

(d)           any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (1) be considered in determining whether any representation or warranty is true for purposes of Section 7.1, Termination, hereof, or the conditions to the Offer, (2) cure any breach or non-compliance with any other provision of this Agreement, or (3) limit the remedies available to the party receiving such notice.

SECTION 5.6          Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including in their capacity serving on the Special Committee), to the fullest extent (i) required or permitted by the Company Charter Documents as in effect on the date of this Agreement and (ii) permitted under applicable Law.

(b)           For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore delivered to Parent), on terms with respect to such coverage, and in amount, not less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, however, the Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time; provided further, however, that, if the aggregate annual premiums for such insurance shall exceed 150 percent of the premium for the current Company directors, and offices liability insurance , then the Surviving Corporation shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 150 percent of the premium for the current Company directors and officer’s liability insurance.

(c)           The Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6.  The provisions of this Section 5.6 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

SECTION 5.7         Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent, which consent shall not be unreasonably withheld or delayed.

SECTION 5.8         Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses (or, in the case of the Company, by the Surviving Corporation), whether or not the Transactions are consummated.   Other than any Taxes imposed upon a holder of Shares or Options, the Company (or the Surviving Corporation) shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees).

SECTION 5.9          Takeover Laws. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

ARTICLE VI

Conditions to the Merger

SECTION 6.1         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)           This Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if, and to the extent required by, applicable Law and the certificate of incorporation of the Company, in order to consummate the Merger;

(b)           All necessary waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended applicable to the Merger shall have expired or been terminated;

(c)           No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(d)           Purchaser shall have purchased all of the Shares tendered pursuant to the Offer; provided that this condition shall be deemed satisfied with respect to Purchaser if Purchaser shall have failed to purchase Shares tendered pursuant to the Offer in breach of its obligations under this Agreement.

ARTICLE VII

Termination

SECTION 7.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (if any):

(a)           by the mutual written consent of the Company and Parent duly authorized by the Board of Directors of the Company (including the Special Committee) and the Board of Directors of Parent; or

(b)           by either of the Company or Parent:

(i)           if any Governmental Authority shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Offer or the Merger or making the Offer or the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, enjoining, restraining, preventing or prohibiting the Offer or the Merger; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)           if the Offer shall have expired pursuant to its terms (and not have been extended in accordance with Section 1.1, The Offer, hereof) without any Shares being purchased therein, provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of is obligations under this Agreement resulted in the failure of Purchaser to purchase Shares in the Offer; or

(iii)           if no Shares shall have been purchased pursuant to the Offer on or before the Walk-Away Date; provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of is obligations under this Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date; or

(c)           by the Company:

(i)           if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2, No Solicitation by the Company, hereof; provided that the Company shall also have complied with all the other requirements of Section 5.2, No Solicitation by the Company, hereof and provided, further, that the Company may only exercise this termination right prior to the Purchase Date; or

(ii)           if (A) the representations and warranties of Purchaser set forth in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (or, with respect to those representations and warranties that address matters only as of a particular date, on and as of such date), or (B) Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) cannot be cured or has not been cured by the later of (1) the next scheduled Expiration Time pursuant to Section 1.1, The Offer, hereof, and (2) ten Business Days after Parent receives notice of such inaccuracy, breach or failure; provided, however, that the Company may only exercise this termination right prior to the Purchase Date; or

(iii)           if Purchaser fails to commence the Offer in violation of Section 1.1, The Offer, hereof; or

(d)           by Parent:

(i)           if, due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Purchaser shall have failed to commence the Offer; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Purchaser is in material breach of this Agreement;

(ii)           if the Board of Directors of the Company or the Special Committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Recommendation or its approval or recommendation of any of the Transactions or (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal; provided, however, that Parent may only exercise this termination right prior to the Purchase Date;

(iii)           if (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect or (B)(x) the representations and warranties of the Company set forth in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (or, with respect to those representations and warranties that address matters only as of a particular date, on and as of such date), or (y) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it (other than a breach or failure caused by Parent), which inaccuracy, breach or failure (in each case under clauses (x) and (y)) cannot be cured or has not been cured by the later of (1) the next scheduled Expiration Time pursuant to Section 1.1, The Offer, hereof, and (2) ten Business Days after the Company receives notice of such inaccuracy, breach or failure; provided, however, that Parent may only exercise this termination right prior to the Purchase Date.

SECTION 7.2         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, Termination, hereof, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.7, Securityholder Litigation, 5.8, Fees and Expenses, 7.2, Effect of Termination, and Article VIII, General Provisions, hereof, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent or the Company or their respective directors, officers and Affiliates or the Special Committee, except nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.1         No Survival of Representations and Warranties.

(a)           Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein.

(b)           The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, Effect of Termination, hereof, upon the termination of this Agreement pursuant to Section 7.1, Termination, hereof, as the case may be, except that the agreements set forth in Article II, The Merger, hereof, and Sections 5.6, Indemnification and Insurance, 5.7, Securityholder Litigation, and 5.8, Fees and Expenses, hereof and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.7, Securityholder Litigation, 5.8, Fees and Expenses, 7.2, Effect of Termination, and this Article VIII shall survive termination indefinitely.

SECTION 8.2        Amendment or Supplement.  At any time prior to the Effective Time,  this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by stockholders of the Company, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (or Special Committee); provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3         Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5         Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6         Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Annexes hereto, the Company Disclosure Schedule, and the Equity Award Letter Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.6, Indemnification and Insurance, hereof are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7         Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

(b)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 8.8         Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9         Consent to Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York located in the Borough of Manhattan, City of New York or any New York state court located in such Borough in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or State court sitting in the State of New York located in the Borough of Manhattan, City of New York.

SECTION 8.10       Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

National Patent Development Corporation
10 East 40th Street, Suite 3110
New York, NY 10016
Attention: Chief Executive Officer
Facsimile:  (646) 742-1601

with a copy (which shall not constitute notice) to:
Day Pitney llp
7 Times Square
Broadway between 41st and 42nd Streets
New York, NY 10036
Attention:  Frank E. Lawatsch, Jr.
Facsimile:  (212) 916-2940

If to the Company, to:

Five Star Products, Inc.
10 East 40th Street, Suite 3110
New York, NY 10016
Attention:  Chief Executive Officer
Facsimile:  (646) 742-1601

with copies (which shall not constitute notice) to:

Special Committee
c/o Five Star Products, Inc.
10 East 40th Street, Suite 3110
New York, NY 10016
Attention:  Carll Tucker
Facsimile:  (646) 742-1601

and

Duane Morris LLP
1540 Broadway
New York, NY 10036-4086
Attention: Robert J. Hasday
Facsimile: (212) 202-6059

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11       Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12       Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and any matter in question shall be “Known” to such Person if such Person has Knowledge of such matter.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Purchase Date” shall mean the first date on which Purchaser accepts for payment Shares tendered and not withdrawn pursuant to the Offer.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Top-Up Consideration” has the meaning assigned in Section 1.3(b).

 “Top-Up Option” has the meaning assigned in Section 1.3(a).

 “Top-Up Option Shares” has the meaning assigned in Section 1.3(a).

 “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

 “Walk-Away Date” shall mean December 26, 2008.

SECTION 8.13                 Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ John C. Belknap
John C. Belknap
Vice President

NPDV ACQUISITION CORP.

By:	/s/ John C. Belknap
John C. Belknap
President

FIVE STAR PRODUCTS, INC.

By:	/s/ Ira J. Sobotko
Ira J. Sobotko
Senior Vice President, Finance

ANNEX A

Conditions to the Offer

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term “Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if:

(a)           any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Time; or

(b)           at any time on or after the date of the Agreement and prior to the Expiration Time, any of the following conditions shall exist:

(i)           there shall be any injunction, judgment, ruling, order, decree, action, proceeding or litigation instituted, issued, entered, commenced, pending or threatened by or before any Governmental Authority that would or that seeks or is reasonably likely  to:

(A)	restrain, enjoin, prevent, prohibit or make illegal the acceptance for payment, payment for or purchase of some or all of the Shares by Purchaser or Parent or the consummation of the Transactions;

(B)
impose limitations on the ability of Purchaser or Parent or any of their Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Transactions);

(C)
restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s, Purchaser’s or any of their Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole;

(D)
compel Parent, Purchaser or any of their Affiliates to dispose of any Shares or, as a result of the Transactions, compel Parent, Purchaser or any of their Affiliates to dispose of or hold separate any portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole; or

Annex A - 1

(E)	impose damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(ii)           there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Authority applicable to (A) Parent, the Company or any of their respective Affiliates or (B) the Transactions (other than the routine application of the waiting period provisions of the HSR Act) that results, or that seeks or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (d)(i) above;

(iii)           (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect or (B)(x) the representations and warranties of the Company set forth in the Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the date of such determination as if made on such date (or, with respect to those representations and warranties that address matters only as of a particular date, on and as of such date), or (y) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it (other than a breach or failure caused by Parent), which inaccuracy, breach or failure (in each case under clauses (x) and (y)) cannot be cured or has not been cured by the later of (1) the next scheduled Expiration Time pursuant to Section 1.1, The Offer, hereof, and (2) ten Business Days after the Company receives notice of such inaccuracy, breach or failure;

(iv)           the Board of Directors of the Company or the Special Committee thereof shall have (A) withdrawn or modified, in a manner adverse to Parent, its approval or recommendation of any of the Transactions or (B) recommended to the stockholders of the Company a Takeover Proposal;

(v)           there shall have occurred:

(A)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(B)
any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions;

(C)	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or

Annex A - 2

(D)	in the case of any of the situations in clauses (A) through (C) of this paragraph (v) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi)           the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by either of them regardless of the circumstances giving rise to such conditions or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser.  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Annex A - 3